Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 12
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 12 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, and August 31, 2012 (the “Prospectus”).

You should read this Prospectus Supplement No. 12 together with the Prospectus.

This Prospectus Supplement No. 12 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on September 20, 2012.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin.  No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 12 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 12 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 12 is September 20, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 17, 2012

TWIN CITIES POWER HOLDINGS, LLC

(Exact Name of Registrant as Specified in Charter)

Minnesota		27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 241-3103

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As previously disclosed by Twin Cities Power Holdings, LLC (the “Company”), effective January 31, 2012, Twin Cities Power, LLC (“TCP”), a wholly-owned subsidiary of the Company, sold certain financial rights to 496 of its new issue units to John O. Hanson for a purchase price of $2,745,000, paid by conversion of certain notes payable to him.  On September 17, 2012, the Company received the final signature necessary to finalize an Assignment of Membership Unit Purchase Agreement (the “Assignment”), pursuant to which Mr. Hanson has agreed to exchange his preferred units in TCP for preferred units issued by the Company with identical financial rights and terms.  The exchange is effective as of July 1, 2012.  In connection with the Amendment, the members of the Company, including Mr. Hanson, have also entered into an Amended and Restated Member Control Agreement of Twin Cities Power Holdings, LLC, effective as of July 1, 2012, which reflects the terms of the new preferred units issued to Mr. Hanson as described below.

These new redeemable preferred membership units (the “preferred units”) issued by the Company incorporate a defined return, are not convertible into common units, and have no corporate governance rights.  Holders of the common units of the Company continue to control all corporate governance rights and own the residual financial interest.  From the effective date to December 31, 2013 (the “payment date”), the Company must make a guaranteed payment or distribution of $45,750 per month to Mr. Hanson or his designee.  At any time prior to the payment date, the Company may repurchase the preferred units for the sum of $2,745,000.  If the Company does not repurchase the preferred units prior to the payment date, Mr. Hanson may require Timothy S. Krieger, the Company’s Chief Executive Officer, to repurchase the preferred units on such date.  Should the Company default on its obligations to Mr. Hanson under the Assignment, payment of all specified amounts has been personally guaranteed by Mr. Krieger.

Item 3.02               Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated into this Item 3.02 by reference. The preferred units issued to Mr. Hanson in connection with the Assignment were offered and sold pursuant to Section 4(2) of the Securities Act of 1933, as amended, which provides an exemption for transactions by an issuer not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2012	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President — Finance and Chief Financial Officer